Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Qualigen, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Qualigen, Inc. (the “Company”) as of March 31, 2020 and 2019, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the years then ended, and the related notes to the financial statements (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that Qualigen, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital deficit and an accumulated deficit as of March 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the financial statements’ issuance date. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

SQUAR MILNER LLP

We have served as the Company’s auditor since 2018.

San Diego, California

June 29, 2020

F-1

QUALIGEN, INC.

BALANCE SHEETS

	March 31, 2020	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$153,121	$125,123
Accounts receivable, net	417,122	316,277
Accounts receivable — related party, net	290,180	573,613
Inventory, net	660,138	747,575
Prepaid expenses and other current assets	98,385	71,722
Total current assets	1,618,946	1,834,310
Property and equipment, net	1,447,514	1,501,115
Equipment held for lease, net	64,005	195,029
Intangible assets, net	571,270	403,391
Other assets	18,279	29,675
Total Assets	$3,720,014	$3,963,520

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$879,264	$397,091
Accrued expenses and other current liabilities	1,243,764	746,123
Notes payable, current portion	1,913,255	1,569,755
Deferred revenue, current portion	105,416	126,823
Deferred revenue — related party	271,206	271,206
Due to related party	926,385	500,000
Capital lease obligations, current portion	—	23,516
Total current liabilities	5,339,290	3,634,514
Notes payable, net of current portion	305,805	439,810
Deferred revenue, net of current portion	2,689	37,320
Total liabilities	5,647,784	4,111,644

Stockholders’ deficit
Series A convertible preferred stock, $0.01 par value; 2,500,000 shares authorized; 2,412,887 shares issued and outstanding as of March 31, 2020 and 2019	24,129	24,129
Series B convertible preferred stock, $0.01 par value; 9,000,000 shares authorized; 7,707,736 shares issued and outstanding as of March 31, 2020 and 2019	77,077	77,077
Series C convertible preferred stock, $0.01 par value; 5,500,000 shares authorized; 3,300,715 shares issued and outstanding as of March 31, 2020 and 2019	33,007	33,007
Series D convertible preferred stock, $0.01 par value; 2,151,816 shares authorized; 1,508,305 shares issued and outstanding as of March 31, 2020 and 2019	15,083	15,083
Series D-1 convertible preferred stock, $0.01 par value; 848,184 shares authorized; 643,511 shares issued and outstanding as of March 31, 2020 and 2019	6,435	6,435
Common stock, $0.01 par value; 40,000,000 shares authorized; 5,602,214 shares issued and outstanding as of March 31, 2020 and 2019	56,026	56,026
Additional paid-in capital	45,161,599	45,153,733
Accumulated deficit	(47,301,126)	(45,513,614)
Total stockholders’ deficit	(1,927,770)	(148,124)
Total Liabilities and Stockholders’ Deficit	$3,720,014	$3,963,520

The accompanying notes are an integral part of these financial statements.

F-2

QUALIGEN, INC.

STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2020	2019
REVENUES
Net product sales	$2,070,707	$1,973,984
Net product sales—related party	3,402,260	3,829,060
Collaborative research revenue	85,000	—
Total revenues	5,557,967	5,803,044

EXPENSES
Cost of product sales	1,489,487	1,309,462
Cost of product sales—related party	2,488,542	2,795,331
General and administrative	1,510,068	1,053,249
Research and development	679,620	550,779
Research and development—related party	525,499	769,082
Sales and marketing	367,953	380,341
Total expenses	7,061,169	6,858,244

LOSS FROM OPERATIONS	(1,503,202)	(1,055,200)

OTHER EXPENSE, NET
Interest expense, net	283,095	152,036
Other income, net	(2,785)	(11,489)
Total other expense, net	280,310	140,547

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,783,512)	(1,195,747)

PROVISION FOR INCOME TAXES	4,000	4,619

NET LOSS	$(1,787,512)	$(1,200,366)

Net loss per common share, basic and diluted	$(0.32)	$(0.21)
Weighted—average number of shares outstanding, basic and diluted	5,602,214	5,602,214

The accompanying notes are an integral part of these financial statements.

F-3

QUALIGEN, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series D1 Convertible Preferred Stock		Common Stock		Additional Paid–In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

BALANCE – March 31, 2018	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,121,128	$(44,313,248)	$1,019,637
Stock based compensation	–	–	–	–	–	–	–	–	–	–	–	–	32,605	–	32,605
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(1,200,366)	(1,200,366)
BALANCE – March 31, 2019	2,412,887	24,129	7,707,736	77,077	3,300,715	33,007	1,508,305	15,083	643,511	6,435	5,602,214	56,026	45,153,733	(45,513,614)	(148,124)
Stock based compensation	–	–	–	–	–	–	–	–	–	–	–	–	7,866	–	7,866
Net loss	–	–	–	–	–	–	–	–	–	–	–	–	–	(1,787,512)	(1,787,512)
BALANCE – March 31, 2020	2,412,887	$24,129	7,707,736	$77,077	3,300,715	$33,007	1,508,305	$15,083	643,511	$6,435	5,602,214	$56,026	$45,161,599	$(47,301,126)	$(1,927,770)

The accompanying notes are an integral part of these financial statements.

F-4

QUALIGEN, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,787,512)	$(1,200,366)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	216,602	337,340
Amortization of debt issuance costs	20,834	26,693
Accounts receivable reserves and allowances	53,247	60,092
Inventory reserves	24,081	(30,531)
Stock based compensation	7,866	32,605
Write off of patents	60	—
Changes in operating assets and liabilities:
Accounts receivable	(154,092)	(251,713)
Accounts receivable — related party	283,433	140,339
Inventory and equipment held for lease	57,917	288,636
Prepaid expenses and other assets	(15,267)	(10,785)
Accounts payable	482,173	(97,771)
Accrued expenses and other current liabilities	497,642	47,525
Due to related party	426,385	—
Accrued promotion-related party	—	(190,000)
Deferred revenue	(56,038)	(39,018)
Deferred revenue-related party	—	(118,950)
Net cash provided by (used in) operating activities	57,331	(1,005,904)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,974)	(21,925)
Payments for patents and licenses	(187,503)	(203,906)
Net cash used in investing activities	(194,477)	(225,831)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from the issuance of notes payable	331,065	1,987,314
Payments on capital lease obligations	(23,516)	(28,495)
Payment of debt issuance costs	—	(47,527)
Principal payments on notes payable	(142,405)	(615,157)
Net cash provided by financing activities	165,144	1,296,135

Net increase in cash and cash equivalents	27,998	64,400

CASH AND CASH EQUIVALENTS – beginning of year	125,123	60,723
CASH AND CASH EQUIVALENTS – end of year	$153,121	$125,123

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$91,559	$116,687
Taxes	$5,276	$4,562
NONCASH FINANCING AND INVESTING ACTIVITIES:
Net transfers to inventory from equipment held for lease	$5,439	$103,112

The accompanying notes are an integral part of these financial statements.

F-5

QUALIGEN, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Qualigen, Inc. (the “Company”) was incorporated in Minnesota in 1996 to design, develop, manufacture and sell point-of-care quantitative immunoassay diagnostic products for use in physician offices and other point-of-care settings worldwide. The Company was reincorporated in Delaware in 1999. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) using the accrual method of accounting. The Company operates in one business segment. In May 2020, the Company completed a reverse merger transaction with Ritter Pharmaceuticals, Inc. (“Ritter) and Ritter was renamed Qualigen Therapeutics, Inc. (“Qualigen Therapeutics”) (see Note 16). All shares of the Company’s capital stock were exchanged for Qualigen Therapeutics’ capital stocks in the merger. Ritter/Qualigen Therapeutics common stock, which was previously traded on the Nasdaq Stock Market (“NASDAQ”) under the ticker symbol “RTTR,” commenced trading on NASDAQ, on a post-reverse stock split adjusted basis, under the ticker symbol “QLGN” on May 26, 2020.

Accounting Estimates

Management uses estimates and assumptions in preparing its financial statements in accordance with U.S. GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. The most significant estimates relate to amortization and depreciation, deferred revenue, inventory reserves, allowances for doubtful accounts and returns, and warranty costs. Actual results could vary from the estimates that were used.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less and money market funds to be cash equivalents.

The Company maintains its cash and cash equivalents in bank deposits which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on cash and cash equivalents.

Inventory, Net

Inventory is recorded at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method. The Company reviews the components of its inventory on a periodic basis for excess or obsolete inventory, and records specific reserves for identified items.

Long-Lived Assets

The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that assets may not be recoverable. An impairment loss would be recognized when the sum of the expected future undiscounted cash flows is less than the carrying amount of the assets. The amount of impairment loss, if any, will generally be measured as the difference between the net book value of the assets and their estimated fair values. During the years ended March 31, 2020 and 2019, no such impairment losses have been recorded.

Accounts Receivable, Net

The Company grants credit to domestic physicians, clinics, and distributors. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. Customers can purchase certain products through a financing agreement that the Company has with an outside leasing company. Under the agreement, the leasing company evaluates the credit worthiness of the customer. Upon acceptance of the product by the customer, the leasing company remits payment to the Company at a discount. This financing arrangement is without recourse to the Company.

The Company provides an allowance for doubtful accounts and returns equal to the estimated uncollectible amounts or expected returns. The Company’s estimates are based on historical collections and returns and a review of the current status of trade accounts receivable.

F-6

Accounts receivable is comprised of the following at March 31, 2020 and 2019:

	2020	2019
Accounts Receivable	$443,663	$396,065
Less Allowance	(26,541)	(79,788)
	$417,122	$316,277

Research and Development

The Company expenses research and development costs as incurred.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense was $2,112 and $5,967, respectively, for the years ended March 31, 2020 and 2019.

Shipping and Handling Costs

The Company includes shipping and handling fees billed to customers in net sales. Shipping and handling costs associated with inbound and outbound freight are generally recorded in cost of sales which totaled $115,257 and $109,735, respectively, for the years ended March 31, 2020 and 2019. Other shipping and handling costs included in general and administrative, research and development, and sales and marketing expenses totaled $4,081 and $4,471 for the years ended March 31, 2020 and 2019, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 605 when all of the following criteria have been met:

●	Persuasive evidence of an arrangement exists;
●	Delivery has occurred or services have been rendered;
●	The fee for the arrangement is fixed or determinable; and
●	Collectability is reasonably assured.

Revenue arrangements with multiple deliverables are evaluated for proper accounting treatment. In these arrangements, the Company records revenue as separate units of accounting if the delivered items have value to the customer on a stand-alone basis, if the arrangement includes a general right of return relative to the delivered items, and if delivery or performance of the undelivered items is considered probable and substantially within the Company’s control.

Multiple element arrangements include contracts that combine both the Company’s analyzer and a customer’s future reagent purchases under a single contract. In some sales contracts, the Company provides analyzers at no charge to customers. Title to the analyzer is maintained by the Company (see Note 5) and the analyzer is returned by the customer to the Company at the end of the purchase agreement.

A multiple-element arrangement includes the sale of one or more tangible product offerings with one or more associated services offerings, each of which are individually considered separate units of accounting. The Company has agreements that include a contractual obligation on the part of the customer to purchase a predetermined quantity of the Company’s reagents at a predetermined price over the term of the agreement, generally three years. In accordance with generally accepted accounting principles, the total revenue under the agreement is allocated between analyzer lease revenue and reagent sales on a relative selling price. When applying the relative selling price method, the selling price for each deliverable is estimated using vendor-specific objective evidence (“VSOE”) of selling price, if it exists, or third-party evidence (“TPE”) of selling price. If neither VSOE nor TPE of selling price exist for a deliverable, the best estimate of selling price for that deliverable is used. The total relative selling price allocated to the analyzer lease revenue is recognized on a straight-line basis over the term of the agreement. The relative selling price allocated to reagent sales is recognized upon shipment. The difference between analyzer lease revenue recognized and the amount billed is recorded either as accounts receivable or deferred revenue.

Revenues from product sales which include both the Company’s proprietary diagnostic equipment (“analyzer”) and various immunoassay products (“reagents”) are generally recognized upon shipment, as no significant continuing performance obligations remain post shipment. Cash payments received in advance are classified as deferred revenue and recorded as a liability. The Company is generally not contractually obligated to accept returns, except for defective products. Revenue is recorded net of an allowance for estimated returns. During the years ended March 31, 2020 and 2019, product sales are stated net of an allowance for estimated returns of $18,900 and $69,600, respectively.

F-7

Deferred Revenue

Payments received in advance from customers pursuant to certain collaborative research license agreements, deposits against future product sales, multiple element arrangements and extended warranties are recorded as a current or non-current deferred revenue liability based on the time from the balance sheet date to the future date of revenue recognition.

Extended Warranties

The Company sells extended warranty contracts ranging in terms from one to three years to its customers which provide warranty protection after expiration of the original term of the analyzers covered by the contracts. Revenues from separately priced extended warranty and analyzer maintenance contracts are recognized as income on a straight-line basis over the contract period. Warranty contracts paid for in advance by the customer are recorded as deferred revenue (see Note 7).

Research and Licenses

The Company recognizes research revenue over the term of various agreements, as negotiated contracted amounts are earned or reimbursable costs are incurred related to those agreements. Negotiated contracted amounts are earned in relative proportion to the performance required under the applicable contracts. Nonrefundable license fees are recognized over the related performance period or at the time that the Company has satisfied all performance obligations. Any amounts received prior to satisfying these revenue recognition criteria are recorded as deferred revenue.

In accordance with generally accepted accounting principles, milestone payments are recognized as revenue upon achievement of the specified milestones and research revenue is recognized as reimbursable costs are incurred. During the years ended March 31, 2020 and 2019, the Company recognized $85,000 and $0 respectively, in collaborative research revenue. During the years ended March 31, 2020 and 2019, the Company incurred $1,205,119 and $1,319,861 in costs related to these agreements, respectively.

Property and Equipment, Net

Property and equipment are stated at cost and are presented net of accumulated depreciation. Depreciation is provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Machinery and equipment	5 years
Computer equipment	3 years
Molds and tooling	5 years
Office furniture and equipment	5 years

Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or their estimated useful lives. The Company occasionally designs and builds its own machinery. The costs of these projects, which includes the cost of construction and other direct costs attributable to the construction, are capitalized as construction in progress. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and placed in service.

The Company’s policy is to evaluate the remaining lives and recoverability of long-term assets on at least an annual basis or when conditions are present that indicate impairment.

Intangible Assets, Net

Intangibles consist of patent-related costs and costs for license agreements. Management reviews the carrying value of intangible assets that are being amortized on an annual basis or sooner when there is evidence that events or changes in circumstances may indicate that impairment exists. The Company considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of intangible assets being amortized can be recovered.

F-8

If the Company determines that the carrying value of intangible assets will not be recovered from the undiscounted future cash flows expected to result from the use and eventual disposition of the underlying assets, the Company considers the carrying value of such intangible assets as impaired and reduces them by a charge to operations in the amount of the impairment.

Costs related to acquiring patents are capitalized and amortized over their estimated useful lives, which is generally 5 to 17 years, using the straight-line method. Amortization of patents commences once final approval of the patent has been obtained. Patent costs are charged to operations if it is determined that the patent will not be obtained. The cost of the patents of $715,373 and $577,930 at March 31, 2020 and 2019, respectively, are stated net of accumulated amortization of $293,230 and $280,550, respectively. Amortization of patents charged to operations for the years ended March 31, 2020 and 2019 were $12,679 and $11,975, respectively. Total future estimated amortization of patent costs for the five succeeding years is $13,665 for each of the years ending March 31, 2021 through 2023, $12,590 for year 2024, $9,371 for year 2025 and $359,187 thereafter.

The cost of the licenses of $543,836 and $493,837 at March 31, 2020 and 2019 are stated net of accumulated amortization of $394,710 and $387,826, respectively. Amortization of licenses charged to operations for each of the years ended March 31, 2020 and 2019 was $6,884. Total future estimated amortization of license costs is $6,884 for each of the years ending March 31, 2021 through 2023 and $3,475 for year 2024, $0 for year 2025 and $124,999 thereafter.

Stock-Based Compensation

In accordance with generally accepted accounting principles, the Company recognizes all share-based payments to employees, including grants of employee options and warrants, as compensation expense over the service period (generally the vesting period) in the financial statements based on their estimated grant date fair values. The total stock-based compensation expense for the years ending March 31, 2020 and 2019 was $7,866 and $32,605, respectively.

Income Taxes

Deferred income taxes are recognized for temporary differences in the basis of assets and liabilities for financial statement and income tax reporting that arise due to net operating loss carry forwards, research and development credit carry forwards and from using different methods and periods to calculate depreciation and amortization, allowance for doubtful accounts, accrued vacation, research and development expenses, and state taxes. A provision has been made for income taxes due on taxable income and for the deferred taxes on the temporary differences. The components of the deferred tax asset and liability are individually classified as current and noncurrent based on their characteristics.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

Sales and Excise Taxes

Sales and other taxes collected from customers and subsequently remitted to government authorities are recorded as accounts receivable with corresponding tax payable. These balances are removed from the balance sheet as cash is collected from customers and remitted to the tax authority.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, enacted in March 2010, required medical device manufacturers to pay an excise tax of 2.3% on the sales price of medical devices sold in the United States beginning in January 2013.

The Further Consolidated Appropriations Act, 2020 H.R. 1865 (Pub.L.116-94), signed into law on December 20, 2019, has repealed the medical device excise tax previously imposed by Internal Revenue Code section 4191. Prior to the repeal, the tax was on a 4-year moratorium. As a result of the repeal and the prior moratorium, sales of taxable medical devices after December 31, 2015, are not subject to the tax. Accordingly, for the years ended March 31, 2020 and 2019, the Company did not incur any medical device excise tax expenses.

F-9

Warranty Costs

The Company’s warranty policy generally provides for one year of coverage against defective analyzer and nonperformance within published specifications for sold analyzers and for term of the contract for equipment held for lease (see Note 5). The Company accrues for estimated warranty costs in the period in which the revenue is recognized based on historical data and the Company’s best estimates of analyzer failure rates and costs to repair.

Accrued warranty liabilities were $30,119 and $35,122, respectively, at March 31, 2020 and 2019 and are included in accrued expenses and other current liabilities on the balance sheets. Warranty costs were $105,740 and $118,479 for the years ended March 31, 2020 and 2019, respectively, and are included in cost of product sales in the statements of operations.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). Under this guidance, an entity is required to recognize right-of-use (“ROU”) assets and corresponding lease liabilities on its balance sheets and disclose key information about operating leases with a term of more than 12 months. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842) Targeted Improvements, which provides for an alternative transition method by allowing companies to continue to use the legacy guidance in Topic 840, Leases, including its disclosure requirements, in the comparative periods presented in the year of adoption of the new leases standard and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption rather than the earliest period presented. ASU 2016-02 will be effective for fiscal years beginning after December 15, 2021 for the Company, after the FASB issued ASU No. 2020-05 (“ASU 2020-05”), Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) in June 2020, providing deferral of the effective dates for implementing previously issued ASU 2016-02 and ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), to provide relief for certain entities in response to the coronavirus (COVID-19) pandemic. The Company has not yet completed its assessment of the potential impact of this new guidance on its financial statements.

In December 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”). ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current on the balance sheet. This amendment simplifies the presentation of deferred income taxes. ASU 2015-17 will be effective for fiscal years beginning after December 15, 2018 for the Company. The Company has adopted ASU 2015-17, however it did not have a material impact on the financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). The guidance in Topic 606 provides that an entity should recognize revenue to depict the transfer of goods or services provided and establishes the following steps to be applied by an entity: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies the performance obligation. Topic 606 will be effective for fiscal years beginning after December 15, 2020 for the Company, based on the issuance of ASU 2020-05, which provided deferral of the effective date for an additional one year in response to the coronavirus (COVID-19) pandemic. The Company has not yet completed its assessment of the potential impact of this new guidance on its financial statements.

Other accounting standard updates are either not applicable to the Company or are not expected to have a material impact on the Company’s financial statements.

F-10

NOTE 2 — LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a net working capital deficit and an accumulated deficit at March 31, 2020, and the Company continued to incur losses subsequent to the balance sheet date. The Company’s reverse merger transaction with Ritter Pharmaceuticals, Inc. (“Ritter”) closed in May 2020 together with an associated new equity capital raise of approximately $4.0 million, and approximately $1.9 million in convertible notes payable were converted into shares of the Company’s capital stock (see Note 16). However, there is no assurance that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. In addition, the Company has payments of $0.9 million plus accrued interest due in September 2020 to Sekisui Diagnostics, LLC (“Sekisui”), a related party, pursuant to a strategic partnership (see Note 15 and 16). Research and development activities, capital expenditures, clinical and pre-clinical testing, and commercialization activities of the Company’s products will require significant financing. Additional financing may not be available on acceptable terms or at all. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments that would be necessary should the Company be unable to continue as a going concern, and therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying financial statements.

NOTE 3 — INVENTORY, NET

Inventory, net consisted of the following at March 31, 2020 and 2019:

	2020	2019
Raw materials	$851,268	$851,117
Work in process	117,729	257,918
Finished goods	84,984	56,464
	1,053,981	1,165,499
Less Inventory reserve	(393,843)	(417,924)
	$660,138	$747,575

NOTE 4 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following at March 31, 2020 and 2019:

	2020	2019
Machinery and equipment	$2,355,165	$2,354,119
Construction in progress–equipment	1,376,000	1,376,000
Computer equipment	420,552	418,823
Leasehold improvements	307,539	307,539
Molds and tooling	260,002	260,002
Office furniture and equipment	136,275	136,275
	4,855,533	4,852,758
Less Accumulated depreciation	(3,408,019)	(3,351,643)
	$1,447,514	$1,501,115

Depreciation expense relating to property and equipment was $60,575 and $95,726 for the years ended March 31, 2020 and 2019, respectively.

F-11

NOTE 5 — EQUIPMENT HELD FOR LEASE, NET

The Company leases medical equipment to certain customers under long–term agreements. In these instances, the cost of the equipment is reclassified to equipment held for lease, and is depreciated on a straight–line basis over its estimated useful life of three to five years. Equipment held for lease consisted of the following at March 31, 2020 and 2019:

	2020	2019
Medical equipment	$1,298,144	$1,457,157
Less accumulated depreciation	(1,234,139)	(1,262,128)
	$64,005	$195,029

Depreciation expense relating to equipment held for lease was $125,070 and $222,755 for the years ended March 31, 2020 and 2019, respectively.

NOTE 6 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following at March 31, 2020 and 2019:

	2020	2019
Vacation	$160,024	$161,223
Royalties	26,099	5,156
Research and development	288,184	133,595
Legal	151,357	107,092
Accounting	126,543	2,938
Deferred rent	77,597	69,697
Warranty costs	30,119	35,122
Payroll	35,052	20,602
Patent and license fees	51,007	46,218
Sales and use taxes	16,755	11,855
Income taxes	8,100	9,376
Interest	247,569	76,907
Other	25,358	66,342
	$1,243,764	$746,123

NOTE 7 — DEFERRED REVENUE

Deferred revenue consisted of the following at March 31, 2020 and 2019:

	2020	2019
Product sales revenue – current	$53,405	$62,761
Warranty revenue – current	52,011	64,062
	105,416	126,823

Product sales revenue – net of current portion	—	35,428
Warranty revenue – net of current portion	2,689	1,892
	2,689	37,320
Total	$108,105	$164,143

F-12

NOTE 8 — NOTES PAYABLE

Notes payable consisted of the following at March 31, 2020 and 2019:

	March 31,
	2020	2019
An unsecured convertible note with an investor including interest at 10% per annum; due September 2019, which was extended by the noteholder until May 2020 (see Note 16)	$1,000,000	$1,000,000
A Factoring and Security Agreement for up to $2,000,000 with a bank, interest at Prime plus 2% of the amount of advances outstanding and a factoring fee of 0.01% per day of the face amount of each invoice for each calendar day that a factored invoice is outstanding	489,051	577,314
A series of unsecured convertible bridge notes with investors, including interest of 8% per annum; due between June 2020 and February 2021(see Note 16)	410,000	410,000
Equipment Financing Agreement with a bank, monthly payments of $720 including imputed interest at 6.95% per annum; secured by laboratory equipment; due October 2022	20,370	27,326
Equipment Financing Agreement with a bank, monthly payments of $596 including imputed interest at 6.590% per annum; secured by manufacturing equipment; due July 2021	9,441	15,759
A series of unsecured convertible bridge notes with investors, including interest of 8% per annum; due between January and February 2022	290,198	—
	2,219,060	2,030,399
Less unamortized debt issuance costs	—	(20,834)
Less current portion, net of debt issuance costs	(1,913,255)	(1,569,755)
Notes Payable, net of current portion	$305,805	$439,810

Future maturities of notes payable are as follows as of March 31, 2020:

Year Ending March 31,	Amount
2021	$1,913,255
2022	300,882
2023	4,923
Total balance	$2,219,060

NOTE 9 — CAPITAL LEASE OBLIGATIONS

At March 31, 2020 and 2019, the Company had equipment under capital leases with a cost of $83,509 each year and accumulated depreciation of $83,509 and $62,503, respectively. Depreciation expense was $27,836 for each of the years ended March 31, 2020 and 2019. Upon lease expiration, the Company purchased the leased equipment at a cost of $1. At March 31, 2020, there were no current or long-term capital lease obligations.

NOTE 10 — EMPLOYEE BENEFIT PLAN

The Company has a qualified 401(k) employee savings and profit-sharing plan for the benefit of its employees. Substantially all employees are eligible to participate in the plan. Under the plan, employees can contribute and defer taxes on compensation contributed. The Company may match, within prescribed limits, the contributions of the employees. No employer contributions to the plan were made for the years ended March 31, 2020 and 2019.

F-13

NOTE 11 — COMMITMENTS

The Company leases its facilities under a long-term operating lease agreement expiring in October 2022. The agreement generally requires the payment of utilities, real estate taxes, insurance, and repairs. Rent expense was $258,674 for the years ended March 31, 2020 and 2019.

The following is a schedule by year of future minimum rental payments required under the operating lease agreements as of March 31, 2020:

Year Ending March 31,	Amount
2021	$282,031
2022	290,492
2023	173,315
Total	$745,838

NOTE 12 — RESEARCH AND LICENSE AGREEMENTS

In May 1998, the Company entered into a license agreement with Medilite Diagnostika, Inc., an unrelated party, for the exclusive rights to use, sell or sublicense its patented chemistry, which is incorporated into the Company’s diagnostic products. The Company was obligated to pay between a 2% and 4% royalty fee on net sales of certain products throughout the 20-year term of the license which terminated in May 2018. Royalties paid under this agreement were $0 and $138,120, for the years ended March 31, 2020 and 2019.

In August 2012, the Company entered into a license agreement with Future Diagnostics, b.v., an unrelated party, for the right to use certain intellectual property in the manufacture of Vitamin D diagnostic tests. The agreement continues until terminated by either party in the event of a material breach. The Company paid a license fee of 20,000 Euros upon execution of this agreement and was obligated to pay an additional license fee of 30,000 Euros within one year following clearance of a Company Vitamin D diagnostic test by the United States Food and Drug Administration. In addition, the Company is obligated to pay a royalty of 5% of net sales of Company Vitamin D diagnostic tests throughout the term of the license agreement with an annual minimum royalty of 10,000 Euros following the first commercial sale. For the years ended March 31, 2020 and 2019, the Company paid no license fees under this agreement. Royalties paid under this agreement were $21,659 and $27,796, for the years ended March 31, 2020 and 2019, respectively.

In September 2012, the Company entered into a supply agreement with Diasource Immuno Assays, s. a., an unrelated party, for the right to use certain raw materials in the manufacture of Vitamin D diagnostic tests. The initial term of the agreement is for five years with subsequent automatic annual renewals. The Company is obligated to pay a royalty of 5% of net Vitamin D test sales throughout the term of the supply agreement. Royalties paid under this agreement were $27,616 and $33,317, respectively, for the years ended March 31, 2020 and 2019.

Between June and August 2018, the Company entered into license and sponsored research agreements with the University of Louisville Research Foundation (“ULRF”) for a novel molecular-based compound that has shown promise as an anticancer drug. Under the agreements, the Company will take over development, regulatory approval and commercialization of the compound from ULRF and is responsible for maintenance of the related intellectual property portfolio. In return, ULRF received a $50,000 convertible promissory note in payment of an upfront license fee and the Company will reimburse ULRF for sponsored research expenses of up to $348,000 and prior patent costs of up to $200,000. In addition, the Company has agreed to pay ULRF (i) royalties, on patent-covered net sales associated with the commercialization of anti-nucleolin agent-conjugated nanoparticles of 4% (on net sales up to a cumulative $250,000,000) or 5% (on net sales above a cumulative $250,000,000), until expiration of the last to expire of the licensed patents, (ii) 30% to 50% of any non-royalty sublicensee income received (50% for sublicenses granted in the first two years of the ULRF License Agreement, 40% for sublicenses granted in the third or fourth years of the ULRF License Agreement, and 30% for sublicenses granted in the fifth year of the ULRF License Agreement or thereafter), (iii) reimbursements for costs associated with the preparation, filing, prosecution and maintenance of licensed patents, incurred prior to June 2018, and (iv) payments ranging from $100,000 to $5,000,000 upon the achievement of certain regulatory and commercial milestones. Milestone payments for the first therapeutic indication would be $100,000 for first dosing in a Phase 1 clinical trial, $200,000 for first dosing in a Phase 2 clinical trial, $350,000 for first dosing in a Phase 3 clinical trial, $500,000 for regulatory marketing approval and $5,000,000 upon achieving a cumulative $500,000,000 of Licensed Product sales; the Company would also pay another $500,000 milestone payment for any additional regulatory marketing approval for each additional therapeutic (or diagnostic) indication. The Company also must pay ULRF shortfall payments if the total amounts actually paid with respect to royalties and non-royalty sublicensee income for any year is less than the applicable annual minimum (ranging from $10,000 to $50,000) for such year.

Sponsored research expenses related to these agreements for the years ended March 31, 2020 and 2019 were $116,828 and $213,237 and are recorded in research and development expenses in the statements of operations.

F-14

In December 2018, the Company entered into a license agreement with Advanced Cancer Therapeutics, LLC (“ACT”), granting the Company exclusive rights to develop and commercialize a novel aptamer-based anticancer technology. In return, ACT received a $25,000 convertible promissory note in payment of an upfront license fee. In addition, the Company has agreed to pay ACT (i) royalties, on net sales associated with the commercialization of ACT-GRO-777/AS1411, of 2% (only if patent-covered and only on net sales above a cumulative $3,000,000) or 1% (if not patent-covered, but only on net sales above a cumulative $3,000,000), until the 15th anniversary of the ACT License Agreement and (ii) milestone payments of $100,000 for the Company raising a cumulative total of $2,000,000 in new equity financing after the date of the ACT License Agreement, $100,000 upon any first AS1411-based licensed product receiving the CE Mark or similar FDA status, and $500,000 upon cumulative worldwide AS1411-based licensed product net sales reaching $3,000,000.

In March 2019, the Company entered into a sponsored research agreement and an option for a license agreement with ULRF for development of several small-molecule RAS Inhibitor drug candidates. Under the terms of these agreements, the Company will reimburse ULRF for sponsored research expenses of up to $693,000 for this program from April 2019 through September 2020.

Royalty expenses related to these agreements for the years ended March 31, 2020 and 2019 totaled $70,238 and $80,127, respectively. Of this amount, $60,238 is recorded in sales and marketing expense and $10,000 is recorded in research and development expense in the statements of operations.

In November 2015, the Company entered into a long-term development and supply agreement with Prediction Biosciences, SAS, an unrelated party, to develop and manufacture diagnostic tests for use in the stroke point-of-care market. The Company recognizes development revenue and product sales over the performance period of the contract. For the years ended March 31, 2020 and 2019, there was collaborative research revenue of $85,000 and $0, respectively, and no product sales related to this agreement.

During the year ended March 31, 2018, the Company extended a strategic partnership entered into in May 2016 with Sekisui until May 2022 (see Note 15 and 16). In exchange for up to $7.2 million in future product development financing payments over the term of the agreement, the Company has appointed Sekisui as its commercial partner and exclusive worldwide distributor with the exception of certain customer accounts retained by Qualigen. The agreement contains an exclusivity period and right of first refusal for a potential acquisition of the Company by Sekisui.

For the years ended March 31, 2020 and 2019, there was no collaborative research revenue, and product sales of $3,402,030 and $3,829,060 related to this agreement, respectively.

NOTE 13 — STOCKHOLDERS’ DEFICIT

As of March 31, 2020 and 2019, the Company had two classes of capital stock with one being divided into five series: common stock, Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and Series D-1 convertible preferred stock.

Common Stock

Holders of common stock generally vote as a class with the holders of the preferred stock and are entitled to one vote for each share held. Subject to the rights of the holders of the preferred stock to receive preferential dividends, the holders of common stock are entitled to receive dividends when and if declared by the Board of Directors. Following payment of the liquidation preference of the preferred stock, any remaining assets will be distributed ratably among the holders of the common stock and, on an as-if-converted basis, the holders of Series C convertible preferred stock, Series D convertible preferred stock and Series D-1 convertible preferred stock) upon liquidation, dissolution or winding up of the affairs of the Company. The holders of common stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions.

At March 31, 2020, the Company has reserved 30,677,153 shares of authorized but unissued common stock for possible future issuance. At March 31, 2020, shares were reserved in connection with the following:

Exercise of issued and future grants of stock options	–
Exercise of stock warrants	6,586,326
Conversion of Series A preferred stock	1,286,873
Conversion of Series B preferred stock	2,569,245
Conversion of Series C preferred stock	9,902,145
Conversion of Series D preferred stock	4,701,699
Conversion of Series D–1 preferred stock	2,005,957
Conversion of note payable (see Note 8)	3,624,908
Total	30,677,153

F-15

Preferred Stock

Series A Convertible Preferred Stock

Holders of Series A convertible preferred stock are entitled to receive dividends at the rate of $0.096 per share, if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series A convertible preferred stock to receive, prior to distributions of the assets to holders of common stock, the amount of $1.20 per share, subject to certain anti-dilution provisions, plus all unpaid dividends. Holders of Series A convertible preferred stock have the right to vote, together with the holders of Series B convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote other than for consent under certain series-specific protective provisions.

The Series A convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing $1.20 by the Series A conversion price of $2.25 per share, subject to certain anti-dilution provisions. Additionally, each share of Series A convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price upon (a) the date specified by written consent or agreement of holders of at least 75% of the shares of Series A convertible preferred stock then outstanding or (b) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering at a price per share of at least $3.60 and which generates total gross proceeds of at least $20,000,000.

Series B Convertible Preferred Stock

Holders of Series B convertible preferred stock are entitled to receive dividends at the rate of $0.06 per share, if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series B convertible preferred stock to receive an equal preference as holders of Series A convertible preferred stock, prior to any distribution of assets to holders of common stock, in the amount of $0.75 per share, subject to certain anti-dilution provisions, plus all unpaid dividends.

Holders of Series B convertible preferred stock have the right to vote, together with the holders of Series A convertible preferred stock, Series C convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote other than for consent under certain series-specific protective provisions. Holders of Series B convertible preferred stock are also entitled to vote with the holders of common stock with respect to the election of directors whether or not there are less than 1,000,000 shares of Series B convertible preferred stock outstanding.

The Series B convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing $0.75 by the Series B conversion price of $2.25 per share subject to certain anti-dilution provisions. Additionally, each share of Series B convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price upon the earlier of (a) the date specified by written consent or agreement of holders of at least 51% of the shares of Series B convertible preferred stock then outstanding or (b) immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering.

Series C Convertible Preferred Stock

Holders of Series C convertible preferred stock are entitled to receive dividends senior to common stock and on parity with all classes of preferred stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date.

Liquidation preferences allow holders of Series C convertible preferred stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series D convertible preferred stock and Series D-1 convertible preferred stock, the amount of $11.25 per share, subject to certain anti-dilution provisions, plus all unpaid dividends, plus the right to participate (on an as-if-converted basis) with holders of common stock and with holders of the other series of preferred stock having participation rights in any residue after all initial preferred stock liquidation preferences have been satisfied.

Holders of Series C convertible preferred stock have the right to vote, together with the holders of Series A convertible preferred stock, Series B convertible preferred stock, Series D convertible preferred stock and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote other than for consent under certain series-specific protective provisions. Holders of Series C convertible preferred stock are entitled to one vote for each share of common stock into which such preferred stock may be converted.

F-16

The Series C convertible preferred stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing the original issue price per share of $2.25 by the Series C conversion price in effect on the conversion date (currently $0.75), subject to certain anti-dilution provisions. Additionally, each share of Series C convertible preferred stock shall automatically convert into shares of common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series C convertible preferred stock then outstanding.

Series D and Series D–1 Convertible Preferred Stock

In September 2017, Sekisui purchased all currently outstanding shares of Series D and Series D-1 convertible preferred stock from Hologic, Inc. (f/k/a Gen-Probe Incorporated) in conjunction with a strategic partnership. Holders of Series D convertible preferred voting stock are entitled to receive dividends senior to common stock and on parity with the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and Series D-1 convertible preferred nonvoting stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series D convertible preferred voting stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series C convertible preferred stock and Series D-1 convertible preferred nonvoting stock, the amount of $3.25 per share, subject to certain anti-dilution provisions, plus the right to participate (on an as-if-converted basis) with holders of common stock and with holders of the other series of preferred stock having participation rights in any residue after all initial preferred stock liquidation preferences have been satisfied.

Holders of Series D convertible preferred voting stock have the right to vote, together with the holders of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and common stock, and not by classes, on all matters on which holders of common stock are entitled to vote other than for consent under certain series-specific protective provisions. Holders of Series D convertible preferred voting stock are entitled to one vote for each share of common stock into which such preferred stock may be converted. The Series D convertible preferred voting stock shall be convertible at the option of the holder, at any time, into shares of common stock, the number of which is determined by dividing the original issue price per share of $3.25 by the Series D conversion price in effect on the conversion date (currently $1.0426), subject to certain anti-dilution provisions. Additionally, each share of Series D convertible preferred voting stock shall automatically convert into shares of common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series D convertible preferred voting stock then outstanding.

Holders of Series D-1 convertible preferred nonvoting stock are entitled to receive dividends senior to common stock and on parity with the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, and Series D convertible preferred voting stock if and when such dividends are declared by the Board of Directors. Such dividends are noncumulative. No dividends have been declared to date. Liquidation preferences allow holders of Series D-1 convertible preferred nonvoting stock to receive, prior to distribution of assets to holders of common stock, Series A convertible preferred stock and Series B convertible preferred stock, and on parity with Series C convertible preferred stock and Series D convertible preferred voting stock, the amount of $3.25 per share, subject to certain anti-dilution provisions.

The Series D-1 convertible preferred nonvoting stock shall be convertible at the option of the holder, at any time, into shares of nonvoting common stock, if any, the number of which is determined by dividing the original issue price of $3.25 by the Series D-1 conversion price in effect on the conversion date (currently $1.0426), subject to certain anti-dilution provisions. Additionally, each share of Series D-1 convertible preferred nonvoting stock shall automatically convert into shares of nonvoting common stock, at the then effective conversion price at a date specified by written consent of the holders of at least 66 2/3% of the shares of Series D-1 convertible preferred nonvoting stock then outstanding.

Stock Options and Warrants

The Company recognizes all share-based payments as compensation expense over the service period, which is generally the vesting period. There was $7,866 and $32,605 of compensation costs related to outstanding options and warrants for the years ended March 31, 2020 and 2019, respectively.

In December 2005, the Company adopted the Qualigen, Inc. 2005 Stock Option Plan (“the 2005 Plan”) which also provides for the granting of incentive or nonstatutory common stock options to employees, nonemployee directors, consultants and advisors. The 2005 Plan was terminated in December 2015. At March 31, 2020 and 2019, there were no outstanding options under the Plan and there were no options available for future grant.

The Company has also granted warrants to purchase Series C convertible preferred stock to service providers, as compensation for services. In addition, the Company has granted warrants for purposes other than compensation for services.

F-17

Stock Options

There was no option activity under the Plan for the year ended March 31, 2020 or the year ended March 31, 2019.

Warrants

There were no new warrants granted during the year ended March 31, 2020 or the year ended March 31, 2019.

The following table summarizes the warrant activity for the year ended March 31, 2020:

	Series C Preferred Stock
	Shares	Weighted– Average Exercise Price	Range of Exercise Price	Weighted– Average Remaining Life (Years)
Total outstanding – March 31, 2019	2,197,442	$2.23
Forfeited	(2,000)	2.25
Expired	—	—
Granted	—	—
Total outstanding – March 31, 2020	2,195,442	$2.23
Exercisable (vested)	2,187,322	$2.23	$1.83 – $2.70	3.86
Non-Exercisable (non-vested)	8,120	$2.25	$2.25	6.48

The following table summarizes the warrant activity for the year ended March 31, 2019:

	Series C Preferred Stock
	Shares	Weighted– Average Exercise Price	Range of Exercise Price	Weighted– Average Remaining Life (Years)
Total outstanding – March 31, 2018	2,197,442	$2.23
Forfeited	—	—
Expired	—	—
Granted	—	—
Total outstanding – March 31, 2019	2,197,442	$2.23
Exercisable (vested)	2,175,382	$2.23	$1.83 – $2.70	5.07
Non-Exercisable (non-vested)	22,060	$2.15	$1.83 – $2.25	6.59

As of March 31, 2020 and 2019, there was $0 and $11,475 of unrecognized compensation cost related to nonvested warrants, respectively.

F-18

NOTE 14 — INCOME TAXES

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

	2020	2019
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	2.0%	(0.3)%
Non-deductible expenses	(0.2)%	0.0%
Tax Credit	7.1%	10.5%
True-up	(7.6)%	(38.3)%
Change in valuation allowance	(22.6)%	6.7%
Income taxes provision	(0.3)%	(0.4)%

Income tax expense for the years ended March 31, 2020 and 2019 consisted of the following:

	2020	2019
Current
Federal	$—	$—
State	4,000	4,619
Total current provision	4,000	4,619
Deferred
Federal	(346,000)	(457,000)
State	(55,000)	(248,000)
Total deferred benefit	(401,000)	(705,000)
Change in valuation allowance	401,000	705,000
Total provision for income taxes	$4,000	$4,619

The components of deferred tax assets and liabilities are as follows:

	2020	2019
Deferred tax assets:
Net operating loss	$8,127,000	$7,671,000
Research and development credits	2,012,000	1,920,000
Accrued expenses	348,000	460,000
Other	56,000	65,000
Total deferred income tax assets	10,543,000	10,116,000

Deferred tax liabilities:
Fixed assets	(9,000)	13,000
Intangible assets	(22,000)	(19,000)
Total deferred income tax liabilities	(31,000)	(6,000)

Net deferred income tax assets	10,512,000	10,110,000
Valuation allowance	(10,512,000)	(10,110,000)
Net Deferred Tax Asset	$—	$—

Based on the available objective evidence, including the Company’s history of cumulative losses, management believes it is likely that the net deferred tax assets will not be realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets at March 31, 2020 and 2019.

At March 31, 2020, the Company has federal and state net operating loss carryforwards of approximately $35,867,000 and $9,687,000, respectively, which are available to offset future taxable income. Federal and State carryovers began to expire in 2019. The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382 and similar state provisions.

The Company also has research and development credit carryforwards for federal and state tax purposes of approximately $1,579,000 and $547,000, respectively. The research and development credit carryforwards began to expire in 2019 for federal tax purposes and have an indefinite life for state tax purposes.

F-19

The Company files income tax returns in the U.S. federal jurisdiction and in various states. The Company’s federal income tax returns for the years 2016 and beyond remain subject to examination by the Internal Revenue Service. The Company’s California income tax returns for the years 2015 and beyond remain subject to examination by the Franchise Tax Board. In addition, all of the net operating losses, research and development credit and other tax credit carryforwards that may be used in future years are still subject to adjustment.

Generally accepted accounting principles clarify the accounting for uncertainty in income taxes recognized in the Company’s financial statements and prescribe thresholds for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provide guidance on de-recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company adopted these provisions effective April 1, 2009.

The Company did not have any unrecognized tax benefits as of March 31, 2020 and 2019 and does not expect this to change significantly over the next 12 months. In accordance with generally accepted accounting principles, the Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of March 31, 2020, the Company has not accrued any interest or penalties related to uncertain tax positions.

NOTE 15 — RELATED PARTY TRANSACTIONS

In October 2017, Sekisui purchased all outstanding shares of Series D and Series D-1 preferred stock from Hologic, Inc. as noted in Note 13. As such, Sekisui became a related party as of October 2017. The following are transactions made between the Company and Sekisui as of and for the years ended March 31, 2020 and 2019.

●	The Company sells products and provides collaborative research & development (“R&D”) services to Sekisui. As of March 31, 2020 and 2019, the Company had a receivable from Sekisui of $290,180 and $573,613, respectively. The Company recorded product sales of $3,402,030 and $3,829,060 for the years ended March 31, 2020 and 2019, respectively. There was no collaborative R&D revenue from Sekisui for the years ended March 31, 2020 and 2019. The Company had cost of product sales relating to Sekisui of $2,488,542 and $2,795,331, respectively, and R&D expenses relating to Sekisui of $525,499 and $769,082, respectively, for the years ended March 31, 2020 and 2019.

●	As of March 31, 2020 and 2019, the Company had $926,385 and $500,000, respectively, from Sekisui classified as due to related party on the accompanying balance sheets.

●	As of March 31, 2020 and 2019, the Company had $271,106 of deferred revenue from Sekisui classified as deferred revenue on the accompanying balance sheets.

NOTE 16 — SUBSEQUENT EVENTS

On May 5, 2020, the Company entered into a promissory note with Axos Bank, which provides for a loan in the amount of $449,050 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company intends to use the entire PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act. No assurance is provided that the Company will obtain forgiveness of the loan in whole or in part.

On May 22, 2020, the Company completed a reverse merger transaction with Ritter and Ritter was renamed Qualigen Therapeutics, Inc. Upon completion of the reverse merger, all shares of the Company’s convertible preferred stock were converted into shares of the Company’s common stock and all shares of the Company’s capital stock were then exchanged for Qualigen Therapeutics’ capital stocks in the merger. Ritter/Qualigen Therapeutics common stock, which was previously traded on NASDAQ under the ticker symbol “RTTR,” commenced trading on NASDAQ, on a post-reverse stock split adjusted basis, under the ticker symbol “QLGN” on May 26, 2020.

In connection with the reverse merger, in May 2020, the $1,000,000 unsecured convertible note plus accrued interest at 10% per annum totaling $168,767 was converted into 3,854,836 shares of the Company’s common stock at $0.2124 per share and 350 shares of Series Alpha preferred stock at $1,000 per share.

In May 2020, the $410,000 in unsecured convertible bridge notes due between June 2020 and February 2021 and the $290,198 in unsecured convertible bridge notes due between January and February 2022 plus accrued interest at 8% per annum totaling $65,443 were also converted into 2,157,951 shares of the Company’s common stock at $0.3548 per share in connection with the merger.

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The Company received cash proceeds of approximately $4.0 million from a pre-merger Securities Purchase Agreement entered into on May 20, 2020 with an institutional investor (the “Investor”). Pursuant to the Securities Purchase Agreement, the Company agreed to sell and issue shares of the Company’s newly designated Series Alpha Preferred Stock, par value $0.01 per share (the “Qualigen Series Alpha Preferred Stock”), in a private placement transaction (the “Private Placement”). The closing of the Private Placement was on May 22, 2020, immediately before the closing of the reverse merger transaction. The Company sold and issued to the Investor 4,010 shares of Qualigen Series Alpha Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $4,010,000. In addition, pursuant to the Securities Purchase Agreement the Company issued 1,000 shares of Qualigen Series Alpha Preferred Stock to the Investor as a commitment fee and issued five-year warrants to the Investor for the purchase of 916,189 shares of Qualigen common stock (or 270,477 shares of common stock of the combined company).

On June 12, 2020, the Company automatically renewed a factoring and security agreement for up to $2.0 million with a bank, interest at Prime plus 2% of the amount of advances outstanding and a factoring fee of 0.01% per day of the face amount of each invoice for each calendar day that a factored invoice is outstanding. The loan balance as of the renewal date was $0.

On June 23, 2020, the Company and Sekisui agreed to extend to September 1, 2020 the due date for $0.9 million plus interest, owed by the Company pursuant to a Letter of Intent by and between Sekisui and the Company, originally dated as of March 16, 2018.

Risks Related to COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. The COVID-19 pandemic is affecting the United States and global economies and may affect the Company’s operations and those of third parties on which the Company relies. While the potential economic impact brought by, and the duration of, the COVID-19 pandemic are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce the Company’s ability to access capital, which could negatively impact the Company’s short-term and long-term liquidity. The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change. The Company does not yet know the full extent of potential delays or impacts on its business, financing or other activities or on healthcare systems or the global economy as a whole. However, these effects could have a material impact on the Company’s liquidity, capital resources, operations and business and those of the third parties on which the Company relies.

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